As filed with the Securities and Exchange Commission on November 30, 2005

Registration No. 333-129573

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

RACKABLE SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	3571	32-0047154
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Rackable Systems, Inc.

1933 Milmont Drive

Milpitas, CA 95035

(408) 240-8300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Thomas K. Barton

Chief Executive Officer

Rackable Systems, Inc.

1933 Milmont Drive

Milpitas, CA 95035

(408) 240-8300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Timothy J. Moore, Esq. Brett D. White, Esq. Cooley Godward LLP Five Palo Alto Square 3000 El Camino Real Palo Alto, CA 94306 (650) 843-5000	William P. Garvey, Esq. General Counsel Rackable Systems, Inc. 1933 Milmont Drive Milpitas, CA 95035 (408) 240-8300	Robert A. Freedman, Esq. Scott J. Leichtner, Esq. Fenwick & West LLP 801 California Street Mountain View, CA 94041 (650) 988-8500

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the SEC, acting pursuant to Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 2 to the Form S-1 Registration Statement is being filed for the sole purpose of filing additional exhibits.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses paid or to be paid by us in connection with the sale of the shares of common stock being registered hereby. All amounts are estimates except for the SEC registration fee and the NASD filing fee.

Amount to be Paid
SEC registration fee	$18,382
NASD filing fee	16,117
Printing and engraving expenses	100,000
Blue sky qualification fees and expenses	10,000
Accounting fees and expenses	100,000
Legal fees and expenses	250,000
Transfer agent and registrar fees	2,500
Miscellaneous expenses	3,001

Total	500,000

Item 14. Indemnification of Directors and Officers

Our amended and restated certificate of incorporation contains provisions permitted under Delaware law relating to the liability of directors. These provisions eliminate a director’s personal liability for monetary damages resulting from a breach of fiduciary duty, except in circumstances involving wrongful acts, such as:

•	any breach of the director’s duty of loyalty;

•	acts or omissions which involve a lack of good faith, intentional misconduct or a knowing violation of the law;

•	payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law; or

•	any transaction from which the director derives an improper personal benefit.

These provisions do not limit or eliminate our rights or any stockholder’s rights to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of director’s fiduciary duty. These provisions will not alter a director’s liability under federal securities laws.

As permitted by Section 145 of the Delaware General Corporation Law, our amended and restated bylaws require us to indemnify our directors and executive officers to the fullest extent not prohibited by the Delaware law. We may limit the extent of such indemnification by individual contracts with our directors and executive officers. Further, we may decline to indemnify any director or executive officer in connection with any proceeding initiated by such person or any proceeding by such person against us or our directors, officers, employees or other agents, unless such indemnification is expressly required to be made by law or the proceeding was authorized by our Board of Directors.

We have entered into indemnity agreements with each of our current and former directors and certain of our executive officers to give these directors and officers additional contractual assurances regarding the scope of the indemnification set forth in our amended and restated certificate of incorporation and bylaws and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

We have the power to indemnify our other officers, employees and other agents, as permitted by Delaware law, but we are not required to do so.

We maintain a directors’ and officers’ insurance and registrant reimbursement policy. The policy insures directors and officers against unindemnified losses arising from certain wrongful acts in their capacities as directors and officers and reimburses the registrant for those losses for which the registrant has lawfully indemnified the directors and officers. The policy contains various exclusions, none of which apply to this offering.

The underwriting agreement filed as Exhibit 1.1 to this registration statement provides for indemnification under certain circumstances by the underwriters of the Registrant and certain of its officers and directors for liabilities arising under the Securities Act of 1933, as amended, or otherwise.

At present, there is no pending litigation or proceeding involving any of our directors or officers where indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

Reference is made to the following documents filed as exhibits to this registration statement regarding relevant indemnification provisions described above and elsewhere herein:

Exhibit Document	Number
Form of Underwriting Agreement	1.1
Amended and Restated Certificate of Incorporation	3.1
Amended and Restated Bylaws	3.2
Registration Agreement	10.2
Form of Indemnity Agreement	10.10

Item 15. Recent Sales of Unregistered Securities

The following list sets forth information regarding all unregistered securities sold by us since our incorporation through October 31, 2005:

(1) We sold an aggregate of 1,466 shares of our common stock in December 2004 to an employee for cash consideration in the aggregate amount of $1,048.30 upon the exercise of a stock option granted under its 2002 Stock Option Plan with an exercise price of $0.715 per share.

(2) We granted stock options and stock awards to approximately 75 employees, directors and consultants under our 2002 Stock Option Plan covering an aggregate of 3,017,300 shares of common stock, at exercise prices ranging from $.714 to $10.88 per share. Of these, options covering an aggregate of 377,199 were canceled without being exercised, and an aggregate of 1,466 shares were issued upon the exercise of stock options or issued in connection with stock awards granted, as set forth in (1) above.

(3) We issued 1,666 shares of common stock in December 2004 to a service provider in exchange for marketing consulting services rendered valued at approximately $18,000.

(4) Rackable Systems, Inc. was incorporated in December 2002 for the purpose of purchasing the assets of GNJ, Inc. (f.k.a. Rackable Systems, Inc.). In connection with the formation of Rackable Systems, Inc., on December 23, 2002 we issued 19,200,000 shares of our Series A preferred stock to Rackable Investments LLC, 516,667 shares of our Series A preferred stock to Thomas K. Barton and 283,333 shares of our Series A preferred stock to Todd R. Ford, for an aggregate purchase price of $20,000,000.

(5) In January 2005, we issued 666 shares of common stock to a service provider in exchange for marketing consulting services valued at $476 at the time the services were provided and 6,666 shares to an entity as consideration for the transfer of intellectual property rights valued at $49,130.

(6) In December, 2002, we issued 4,783,330 shares of common stock to GNJ, Inc. in connection with the purchase of the assets of GNJ, Inc. (formerly Rackable Systems, Inc.), for a total aggregate value of $2,009,001.

(7) In February 2003, we sold an aggregate of 1,000,000 shares of Series A preferred stock to Rackable Investments LLC, at $1.00 per share, for an aggregate purchase price of $1,000,000.

(8) In December 2004, we repurchased a warrant issuance obligation by entering into a promissory note arrangement with three of our executive officers for an aggregate principal amount of $3,000,000.

(9) In September 2004, we issued an aggregate of 784,000 shares of common stock and 1,680,000 shares of Series B preferred stock upon the voluntary conversion of 1,680,000 shares of Series A preferred stock by Rackable Investments LLC. The Registrant subsequently redeemed 1,680,000 shares of Series B preferred stock at $1.25 per share in October 2004.

We claimed exemption from registration under the Securities Act for the sales and issuances of securities in the transactions described in paragraphs 1 and 2 above by virtue of Section 4(2) of the Securities Act as transactions not involving any public offering or under Rule 701 promulgated under the Securities Act, in that they were offered and sold either pursuant to written compensatory plans or pursuant to a written contract relating to compensation, as provided by Rule 701.

We claimed exemption from registration under the Securities Act for the sales and issuances of securities in the transactions described in paragraphs 3, 4, 5, 6, 7, 8 and 9 by virtue of Section 4(2) of the Securities Act and/or Regulation D promulgated thereunder as transactions not involving any public offering. We claim these exemptions on the basis that the purchasers in each case represented their intention to acquire the securities for investment only and not with view to or the distribution thereof and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationships with us, to information about us made without general solicitation or advertising and each purchaser was a sophisticated investor with access to all relevant information necessary to evaluate the investment and represented to us that the shares were being acquired for investment.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits

Number	Description

1.1	Form of Underwriting Agreement.

2.1	Asset Acquisition Agreement, dated December 23, 2002, by and between GNJ, Inc. (f.k.a. Rackable Systems, Inc.) and Registrant.(1)

3.1	Amended and Restated Certificate of Incorporation.(2)

3.2	Amended and Restated Bylaws.(1)

4.1	Reference is made to Exhibits 3.1, and 3.2.

4.2	Form of Specimen Stock Certificate.(1)

5.1	Opinion of Cooley Godward LLP.(4)

10.1	Securities Purchase Agreement by and among the Registrant and the other purchasers set forth therein dated as of December 23, 2002, as amended through April 28, 2005.(1)

10.2	Registration Agreement, dated December 23, 2002, by and among the Registrant and certain investors and founders named therein.(1)

Number	Description

10.3	Amendment No. 1 to Registration Agreement, dated February 2, 2005, among the Registrant, Rackable Investment LLC and the founders named therein.(1)

10.4	Amendment No. 2 to Registration Agreement, dated May 19, 2005, among the Registrant, Rackable Investment LLC and the founders named therein.(1)

10.5	Founders Repurchase and Rights Agreement, dated December 23, 2002, by and among Registrant, GNJ, Inc. (f.k.a. Rackable Systems, Inc.), Rackable Investments LLC and the founders named therein.(1)

10.6	Amendment No. 1 to the Founders Repurchase and Rights Agreement, dated May 19, 2005, among the Registrant, Rackable Investments LLC and the founders named therein.(1)

10.7	Amendment to Registration Agreement and Founder Repurchase and Rights Agreement, dated November 16, 2005, by and among Registrant, Rackable Investment LLC, Parthenon Investors II, L.P. and the founders named therein.(4)

10.8	Company Warrant Agreement, dated December 23, 2002, by and among Registrant, GNJ, Inc. (f.k.a. Rackable Systems, Inc.) and Rackable Investment LLC.(1)

10.9	Agreement for Sale of Company Warrant Agreement, dated December 31, 2004, by and among the Registrant, Rackable Investment LLC and the founders named therein.(1)

10.10	Form of Indemnity Agreement entered into by Registrant with each of its directors and certain executive officers.(1)

10.11	2002 Stock Option Plan and form of related agreements.(1)

10.12	2005 Equity Incentive Plan and Form of Stock Option Agreement under the 2005 Equity Incentive Plan.(1)

10.13	2005 Non-Employee Directors’ Stock Option Plan and Form of Nonstatutory Stock Option Agreement under the 2005 Non-Employee Directors’ Stock Option Plan.(1)

10.14	2005 Employee Stock Purchase Plan and Form of 2005 Employee Stock Purchase Plan Offering.(1)

10.15	Lease Agreement, dated as of November 27, 2001, by and between the Registrant and EOP-Industrial Portfolio, L.L.C.(1)

10.16	First Amendment to Lease Agreement, dated as of April 22, 2004, by and between the Registrant and EOP-Industrial Portfolio, L.L.C.(1)

10.17	Second Amendment to Lease Agreement dated October 26, 2005, by and between Registrant and RREEF America Reit II Corp. (as successor in interest to EOP-Industrial Portfolio, L.L.C.).(4)

10.18	Loan and Security Agreement, as amended through April 12, 2005, by and between the Registrant and Silicon Valley Bank.(1)

10.19	Amendment to Loan Documents, dated August 30, 2005, by and between the Registrant and Silicon Valley Bank.(3)

10.20	Employment Agreement (and Option Agreement), dated as of December 23, 2002, by and between the Registrant and Thomas K. Barton.(1)

10.21	First Amendment to the Employment Agreement, dated as of September 1, 2005, by and between the Registrant and Thomas K. Barton.(4)

10.22	First Amendment to the Option Agreements, dated September 1, 2005, by and between the Registrant and Thomas K. Barton.(4)

10.23	Employment Agreement (and Option Agreement), dated as of December 23, 2002, by and between the Registrant and Todd R. Ford.(1)

10.24	First Amendment to the Employment Agreement, dated as of September 1, 2005, by and between the Registrant and Todd R. Ford.(4)

Number	Description

10.25	First Amendment to the Option Agreements, dated September 1, 2005, by and between Registrant and Todd R. Ford.(4)

10.26	Employment Agreement, dated as of December 23, 2002, by and between the Registrant and Giovanni Coglitore.(1)

10.27	First Amendment to the Employment Agreement, dated November 16, 2005, by and between Registrant and Giovanni Coglitore.(4)

10.28	Employment Agreement, dated as of December 23, 2002, by and between the Registrant and Nikolai Gallo.(1)

10.29	First Amendment to the Employment Agreement, dated November 16, 2005, by and between Registrant and Nikolai Gallo.(4)

10.30	Employment Agreement, dated as of December 23, 2002, by and between the Registrant and Jack Randall.(1)

10.31	Consulting Agreement, dated as of November 16, 2005, by and between the Registrant and Jack Randall.(5)

10.32	Deferred Compensation Agreement, dated as of December 23, 2002, by and between the Registrant and Thomas K. Barton.(1)

10.33	Amendment to Deferred Compensation Agreement, dated as of September 30, 2004, by and between the Registrant and Thomas K. Barton.(1)

10.34	Promissory Note, dated as of December 23, 2002, by Thomas K. Barton.(1)

10.35	Deferred Compensation Agreement, dated as of December 23, 2002, by and between the Registrant and Todd R. Ford.(1)

10.36	Amendment to Deferred Compensation Agreement, dated as of September 30, 2004, by and between the Registrant and Todd R. Ford.(1)

10.37	Promissory Note, dated as of December 23, 2002, by Todd R. Ford.(1)

10.38	Advisory Agreement, dated December 23, 2002, by and between the Registrant and Parthenon Capital, LLC.(1)

10.39	Termination Agreement, dated September 28, 2004, by and between the Registrant and Parthenon Capital, LLC.(1)

10.40	Executive Compensation Summary.(4)

10.41	Director Cash Compensation Arrangement.(4)

10.42	Promissory Note dated December 31, 2004, issued by the Registrant to Giovanni Coglitore.(1)

10.43	Promissory Note dated December 31, 2004, issued by the Registrant to Nikolai Gallo.(1)

10.44	Promissory Note dated December 31, 2004, issued by the Registrant to Jack Randall.(1)

10.45	Stock Repurchase Agreement, dated February 2, 2005, between the Registrant and Giovanni Coglitore.(1)

10.46	Stock Repurchase Agreement, dated February 2, 2005, between the Registrant and Nikolai Gallo.(1)

10.47	Stock Repurchase Agreement, dated February 2, 2005, between the Registrant and Jack Randall.(1)

10.48	Offer letter, dated August 18, 2004, from the Registrant to Hagi Schwartz.(1)

10.49	Offer letter, dated November 4, 2004, from the Registrant to Michael Maulick.(1)

10.50	Offer letter, dated November 4, 2004, from the Registrant to Gary Griffiths.(1)

10.51	Offer letter, dated September 8, 2004, from the Registrant to Tom Gallivan.(1)

10.52	Offer letter dated March 18, 2005, from the Registrant to Ronald D. Verdoorn.(1)

Number	Description

10.53	Stockholders’ Voting Agreement by and among the Registrant, Rackable Investment LLC, GNJ, Inc., and the founders named therein dated December 23, 2002.(1)

10.54	Repurchase Agreement, dated as of October 4, 2004 between the Registrant and Rackable Investment LLC.(1)

21.1	Subsidiaries of the Company.(4)

23.1	Consent of Independent Registered Public Accounting Firm.(4)

24.1	Power of Attorney.(4)

99.1	Consent of IDC.(4)

(1)	Filed as the like-described exhibit to Rackable Systems, Inc.’s Registration Statement on Form S-1 (File No. 333-122576), as filed with the Securities and Exchange Commission on February 4, 2005, as amended and incorporated herein by reference.

(2)	Filed as the like-described exhibit to Rackable Systems, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, as filed with the Securities and Exchange Commission and incorporated herein by reference.

(3)	Filed as the like-described exhibit to Rackable Systems, Inc.’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on August 30, 2005 and incorporated herein by reference.

(4)	Filed as the like-described exhibit to Rackable Systems, Inc.’s Registration Statement on Form S-1 (file No. 333-129573), as filed with the Securities and Exchange Commission on November 9, 2005, as amended and incorporated herein by reference.

(5)	Filed as the like-described exhibit to Rackable Systems, Inc.’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on November 21, 2005 and incorporated herein by reference.

(b) Financial Statement Schedules

All financial statement schedules are omitted because they are not required, are not applicable or the information is included in the financial statements or the notes thereto.

Item 17. Undertakings

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons pursuant to provisions described in Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 2 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milpitas, State of California, on the 30th day of November, 2005.

RACKABLE SYSTEMS, INC.

By:	/S/ TODD R. FORD
Todd R. Ford Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

	Signature	Title	Date

	* Thomas K. Barton	Chief Executive Officer, President and Director (principal executive officer)	November 30, 2005

	/S/ TODD R. FORD Todd R. Ford	Chief Financial Officer (principal financial and accounting officer)	November 30, 2005

	* Gary A. Griffiths	Director	November 30, 2005

	* Hagi Schwartz	Director	November 30, 2005

	* Michael J. Maulick	Director	November 30, 2005

	Giovanni Coglitore	Director

	* Ronald Verdoorn	Director	November 30, 2005

*	/S/ TODD R. FORD Todd R. Ford Attorney-in-Fact

EXHIBIT INDEX

Number	Description

1.1	Form of Underwriting Agreement.

2.1	Asset Acquisition Agreement, dated December 23, 2002, by and between GNJ, Inc. (f.k.a. Rackable Systems, Inc.) and Registrant.(1)

3.1	Amended and Restated Certificate of Incorporation.(2)

3.2	Amended and Restated Bylaws.(1)

4.1	Reference is made to Exhibits 3.1, and 3.2.

4.2	Form of Specimen Stock Certificate.(1)

5.1	Opinion of Cooley Godward LLP.(4)

10.1	Securities Purchase Agreement by and among the Registrant and the other purchasers set forth therein dated as of December 23, 2002, as amended through April 28, 2005.(1)

10.2	Registration Agreement, dated December 23, 2002, by and among the Registrant and certain investors and founders named therein.(1)

10.3	Amendment No. 1 to Registration Agreement, dated February 2, 2005, among the Registrant, Rackable Investment LLC and the founders named therein.(1)

10.4	Amendment No. 2 to Registration Agreement, dated May 19, 2005, among the Registrant, Rackable Investment LLC and the founders named therein.(1)

10.5	Founders Repurchase and Rights Agreement, dated December 23, 2002, by and among Registrant, GNJ, Inc. (f.k.a. Rackable Systems, Inc.), Rackable Investments LLC and the founders named therein.(1)

10.6	Amendment No. 1 to the Founders Repurchase and Rights Agreement, dated May 19, 2005, among the Registrant, Rackable Investments LLC and the founders named therein.(1)

10.7	Amendment to Registration Agreement and Founder Repurchase and Rights Agreement, dated November 16, 2005, by and among Registrant, Rackable Investment LLC, Parthenon Investors II, L.P. and the founders named therein.(4)

10.8	Company Warrant Agreement, dated December 23, 2002, by and among Registrant, GNJ, Inc. (f.k.a. Rackable Systems, Inc.) and Rackable Investment LLC.(1)

10.9	Agreement for Sale of Company Warrant Agreement, dated December 31, 2004, by and among the Registrant, Rackable Investment LLC and the founders named therein.(1)

10.10	Form of Indemnity Agreement entered into by Registrant with each of its directors and certain executive officers.(1)

10.11	2002 Stock Option Plan and form of related agreements.(1)

10.12	2005 Equity Incentive Plan and Form of Stock Option Agreement under the 2005 Equity Incentive Plan.(1)

10.13	2005 Non-Employee Directors’ Stock Option Plan and Form of Nonstatutory Stock Option Agreement under the 2005 Non-Employee Directors’ Stock Option Plan.(1)

10.14	2005 Employee Stock Purchase Plan and Form of 2005 Employee Stock Purchase Plan Offering.(1)

10.15	Lease Agreement, dated as of November 27, 2001, by and between the Registrant and EOP-Industrial Portfolio, L.L.C.(1)

10.16	First Amendment to Lease Agreement, dated as of April 22, 2004, by and between the Registrant and EOP-Industrial Portfolio, L.L.C.(1)

10.17	Second Amendment to Lease Agreement dated October 26, 2005, by and between Registrant and RREEF America Reit II Corp. (as successor in interest to EOP-Industrial Portfolio, L.L.C.).(4)

Number	Description

10.18	Loan and Security Agreement, as amended through April 12, 2005, by and between the Registrant and Silicon Valley Bank.(1)

10.19	Amendment to Loan Documents, dated August 30, 2005, by and between the Registrant and Silicon Valley Bank.(3)

10.20	Employment Agreement (and Option Agreement), dated as of December 23, 2002, by and between the Registrant and Thomas K. Barton.(1)

10.21	First Amendment to the Employment Agreement, dated as of September 1, 2005, by and between the Registrant and Thomas K. Barton.(4)

10.22	First Amendment to the Option Agreements, dated September 1, 2005, by and between the Registrant and Thomas K. Barton.(4)

10.23	Employment Agreement (and Option Agreement), dated as of December 23, 2002, by and between the Registrant and Todd R. Ford.(1)

10.24	First Amendment to the Employment Agreement, dated as of September 1, 2005, by and between the Registrant and Todd R. Ford.(4)

10.25	First Amendment to the Option Agreements, dated September 1, 2005, by and between Registrant and Todd R. Ford.(4)

10.26	Employment Agreement, dated as of December 23, 2002, by and between the Registrant and Giovanni Coglitore.(1)

10.27	First Amendment to the Employment Agreement, dated November 16, 2005, by and between Registrant and Giovanni Coglitore.(4)

10.28	Employment Agreement, dated as of December 23, 2002, by and between the Registrant and Nikolai Gallo.(1)

10.29	First Amendment to the Employment Agreement, dated November 16, 2005, by and between Registrant and Nikolai Gallo.(4)

10.30	Employment Agreement, dated as of December 23, 2002, by and between the Registrant and Jack Randall.(1)

10.31	Consulting Agreement, dated as of November 16, 2005, by and between the Registrant and Jack Randall.(5)

10.32	Deferred Compensation Agreement, dated as of December 23, 2002, by and between the Registrant and Thomas K. Barton.(1)

10.33	Amendment to Deferred Compensation Agreement, dated as of September 30, 2004, by and between the Registrant and Thomas K. Barton.(1)

10.34	Promissory Note, dated as of December 23, 2002, by Thomas K. Barton.(1)

10.35	Deferred Compensation Agreement, dated as of December 23, 2002, by and between the Registrant and Todd R. Ford.(1)

10.36	Amendment to Deferred Compensation Agreement, dated as of September 30, 2004, by and between the Registrant and Todd R. Ford.(1)

10.37	Promissory Note, dated as of December 23, 2002, by Todd R. Ford.(1)

10.38	Advisory Agreement, dated December 23, 2002, by and between the Registrant and Parthenon Capital, LLC.(1)

10.39	Termination Agreement, dated September 28, 2004, by and between the Registrant and Parthenon Capital, LLC.(1)

10.40	Executive Compensation Summary.(4)

10.41	Director Cash Compensation Arrangement.(4)

10.42	Promissory Note dated December 31, 2004, issued by the Registrant to Giovanni Coglitore.(1)

10.43	Promissory Note dated December 31, 2004, issued by the Registrant to Nikolai Gallo.(1)

10.44	Promissory Note dated December 31, 2004, issued by the Registrant to Jack Randall.(1)

Number	Description

10.45	Stock Repurchase Agreement, dated February 2, 2005, between the Registrant and Giovanni Coglitore.(1)

10.46	Stock Repurchase Agreement, dated February 2, 2005, between the Registrant and Nikolai Gallo.(1)

10.47	Stock Repurchase Agreement, dated February 2, 2005, between the Registrant and Jack Randall.(1)

10.48	Offer letter, dated August 18, 2004, from the Registrant to Hagi Schwartz.(1)

10.49	Offer letter, dated November 4, 2004, from the Registrant to Michael Maulick.(1)

10.50	Offer letter, dated November 4, 2004, from the Registrant to Gary Griffiths.(1)

10.51	Offer letter, dated September 8, 2004, from the Registrant to Tom Gallivan.(1)

10.52	Offer letter dated March 18, 2005, from the Registrant to Ronald D. Verdoorn.(1)

10.53	Stockholders’ Voting Agreement by and among the Registrant, Rackable Investment LLC, GNJ, Inc., and the founders named therein dated December 23, 2002.(1)

10.54	Repurchase Agreement, dated as of October 4, 2004 between the Registrant and Rackable Investment LLC.(1)

21.1	Subsidiaries of the Company.(4)

23.1	Consent of Independent Registered Public Accounting Firm.(4)

24.1	Power of Attorney.(4)

99.1	Consent of IDC.(4)

(1)	Filed as the like-described exhibit to Rackable Systems, Inc.’s Registration Statement on Form S-1 (File No. 333-122576), as filed with the Securities and Exchange Commission on February 4, 2005, as amended and incorporated herein by reference.

(2)	Filed as the like-described exhibit to Rackable Systems, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, as filed with the Securities and Exchange Commission and incorporated herein by reference.

(3)	Filed as the like-described exhibit to Rackable Systems, Inc.’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on August 30, 2005 and incorporated herein by reference.

(4)	Filed as the like-described exhibit to Rackable Systems, Inc.’s Registration Statement on Form S-1 (file No. 333-129573), as filed with the Securities and Exchange Commission on November 9, 2005, as amended and incorporated herein by reference.

(5)	Filed as the like-described exhibit to Rackable Systems, Inc.’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on November 21, 2005 and incorporated herein by reference.